EXHIBIT 99.1

Contact:	Shelly Rubin Chief Financial Officer LNR Property Corporation (305) 695-5440

LNR PROPERTY CORPORATION REPORTS 2003

EARNINGS PER SHARE OF $3.57 AFTER $0.61 CHARGE FOR EARLY

EXTINGUISHMENT OF DEBT

FISCAL YEAR 2003 HIGHLIGHTS

•	Earnings per share of $4.18, before $0.61 charge for early extinguishment of debt

•	Identified $1.7 billion of new value-add investments

•	Entered joint venture with Lennar Corporation to acquire Newhall Land

•	Generated $791 million from asset sales, recognizing $131 million in gains

•	Locked in low interest rates, issuing $1.0 billion of long-term debt

•	Repurchased 4.1 million shares at $33.18 per share, below book value

FOURTH QUARTER 2003 HIGHLIGHTS

•	Earnings per share of $1.05, before $0.40 charge for early extinguishment of debt

•	Over $740 million of new investments in the pipeline

•	$2.0 billion of current liquidity available – a record level

MIAMI BEACH, January 7, 2004 - LNR Property Corporation (NYSE: LNR) one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its fourth quarter ended November 30, 2003 of $19.6 million, or $0.65 per share diluted, compared to net earnings of $30.4 million, or $0.91 per share diluted, for the same quarter in 2002. Before a $0.40 charge for early extinguishment of debt, earnings per share were $1.05 for the fourth quarter ended November 30, 2003, compared to $0.91 for the same quarter in 2002. For the year ended November 30, 2003, net earnings were $109.6 million, or $3.57 per share diluted, compared to net earnings of $143.9 million, or $4.15 per share diluted for 2002. Before a $0.61 charge for early extinguishment of debt, earnings per share were $4.18 for the year ended November 30, 2003, compared to $4.15 for 2002.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “Throughout all of 2003, we remained very focused on our strategic plan to create long-term value for our shareholders. We took advantage of the strong demand for our valuable assets and brought in $791 million in cash from asset sales, recognizing $131 million in pre-tax gains. We also took advantage of favorable capital markets, issuing

$1.0 billion of low-cost long-term debt, while retiring higher-coupon debt with earlier maturities. We used our strong cash position to both strengthen our balance sheet and added, or have committed to add, approximately $1.7 billion of new investments to our portfolio, including Newhall Land. In addition, during the year, we repurchased over 4.1 million shares of our stock at an average cost of $33.18 per share, which is less than book value.”

Mr. Krasnoff concluded, “With our strong balance sheet and the new investments we have in place or in the pipeline, our franchise is extremely well positioned to continue adding value for our shareholders for many years to come. As the Newhall Land acquisition is not anticipated to have much of an impact on earnings until 2005, with the yields we expect next year on some of our newer assets, and with no CMBS resecuritization transaction currently planned for 2004, we have set our goal for fiscal 2004 earnings per share in the range of $3.55 to $3.75.”

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2003	2002	2003	2002
Total revenues and other operating income (1)	$117,550	115,057	491,554	472,068
Segment earnings before income taxes(1):
Real estate properties	$25,482	33,011	113,660	91,255
Real estate loans	12,906	11,143	47,498	39,234
Real estate securities	43,540	32,370	167,851	204,616
Corporate and interest	(52,168)	(31,479)	(162,976)	(121,952)

Total earnings before income taxes(1)	29,760	45,045	166,033	213,153
Income taxes(1)	10,118	14,640	56,451	69,275

Net earnings	$19,642	30,405	109,582	143,878

Earnings from continuing operations	$14,831	29,514	81,169	140,192
Earnings from discontinued operations	4,811	891	28,413	3,686

Net earnings	$19,642	30,405	109,582	143,878

Weighted average shares outstanding:
Basic	28,438	32,459	29,289	33,460
Diluted	30,183	33,548	30,718	34,649
Net earnings per share(4):
Basic	$0.69	0.94	3.74	4.30
Diluted	$0.65	0.91	3.57	4.15
Recurring income(1) (2)	$65,263	78,246	293,828	331,907
EBITDA(1)(3)	$81,598	77,639	333,240	340,414
2003 change from prior year:
Total revenues and other operating income(1)	2%		4%
Recurring income (1) (2)	(17)%		(11)%
EBITDA (1) (3)	5%		(2)%
Net earnings per share – (basic)(4)	(27)%		(13)%
Net earnings per share – (diluted)(4)	(29)%		(14)%

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.
(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. See “Supplemental Disclosures” table.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. See “Supplemental Disclosures” table.
(4)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year.

FOURTH QUARTER PERFORMANCE

As required, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” (FAS No. 144) effective December 1, 2002. This statement did not have any impact on the Company’s net earnings, but has changed certain classifications on both the Company’s statement of earnings and its balance sheet. Under generally accepted accounting principles in the United States of America, since November 30, 2002, any time the Company sells, or determines to sell, a rental real estate property, it is required to reclassify the revenues and expenses of that property, including the profit or loss on the sale of that property, both with regard to the current period and with regard to the past, as discontinued operations. Primarily because of this, 24% of the Company’s net earnings during the fourth quarter and 26% of the Company’s net earnings during the fiscal year are characterized as earnings from discontinued operations. However, as a real estate operating company, regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued because of the application of FAS No. 144 should be provided. Accordingly, the following discussion and analysis of the Company’s fourth quarter and twelve-month performance is presented on a combined basis. Condensed financial statements under FAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” table.

Total revenues and other operating income increased by $2.5 million or 2% this quarter, compared with last year’s fourth quarter. Total revenues and other operating income increased due to higher gains on sales of securities, higher management and servicing fee income and higher equity in earnings of unconsolidated partnerships. These increases were offset by lower CMBS interest income, lower gains on sales of operating properties and lower rental income.

Real Estate Properties

Earnings before income taxes from real estate property activities were $25.5 million for the quarter ended November 30, 2003, compared to $33.0 million for the same period in 2002. This decrease was primarily due to lower gains on sales of real estate property assets and lower net rents (rental income less costs of rental operations, including net rents categorized as earnings from discontinued operations), partly offset by higher equity in earnings of unconsolidated partnerships.

Gains on sales of real estate property assets were $13.3 million for the quarter ended November 30, 2003 (including $8.1 million characterized as earnings from discontinued operations), compared to $22.1 million for the same period in 2002. Gains on sales of real estate property assets fluctuate from quarter to quarter primarily due to the timing of asset sales.

Net rents decreased to $7.2 million for the quarter ended November 30, 2003, from $13.1 million for the same period in 2002. Over the past three years, the Company has limited its new property acquisitions in favor of adding value to its existing portfolio through development, repositioning and leasing. As properties have come on-line, the Company has taken advantage of strong buyer demand by selling many of the assets at premium prices. As a result, the Company has reduced its stabilized property portfolio by 36% over the prior year. At the end of the quarter, 39% of the Company’s $629.4 million owned property portfolio was stabilized. At the end of the prior year, 51% of the Company’s $750.7 million owned property portfolio was stabilized.

Equity in earnings of unconsolidated partnerships increased $4.7 million to $15.0 million for the quarter ended November 30, 2003, from $10.3 million for the same period in 2002. This increase was primarily due to earnings from partnerships that had gains on asset sales in the current year.

On July 21, 2003, the Company entered into an agreement to acquire The Newhall Land and Farming Company (“Newhall Land”), through a joint venture entity 50% owned by LNR and 50% owned by Lennar Corporation. Newhall Land, a premier community planner in north Los Angeles County, is primarily engaged in the planning of the Valencia and Newhall Ranch communities, with over 48,000 acres of land in California primarily related to real estate and agricultural operations. The transaction is subject to the approval by the California Public Utilities Commission of the change of control of Valencia Water Company, a wholly-owned subsidiary of Newhall Land, that will result from the purchase, and to customary closing conditions. Simultaneously with the closing of the transaction, expected to occur in early 2004, LNR will purchase existing income producing commercial assets from Newhall Land for approximately $228 million and Lennar Corporation will commit to purchase, and receive options to purchase, certain homesites from Newhall Land.

Funding for the Newhall Land purchase is expected to be made through capital contributions of approximately $200 million from each of the partners, $600 million in senior credit facilities secured by Newhall Land and assets of several other LNR/Lennar joint ventures (which will provide working capital as well as a portion of the purchase price), and the $228 million LNR is to pay for the purchase of the income producing commercial assets. The Newhall Land acquisition is not anticipated to have much of an impact on the Company’s earnings until 2005, when significant homesite sales are planned to commence.

LNR’s domestic real estate portfolio, including properties held in unconsolidated partnerships, at quarter-end included approximately 6.5 million square feet of office, retail, industrial and warehouse space, 0.3 million square feet of ground leases, 2,100 hotel rooms, and 11,000 apartments (9,500 in affordable housing communities), either completed, under development or under management. This compares with approximately 7.5 million square feet of office, retail, industrial and warehouse space, 1.6 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed, under development or under management twelve months earlier. At November 30, 2003, LNR’s wholly-owned operating property portfolio, excluding $363.3 million of assets undergoing development or repositioning and $56.9 million relating to the affordable housing business, was yielding approximately 11.3% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $12.9 million for the quarter ended November 30, 2003, compared to $11.1 million for the same period in 2002. This increase was primarily due to higher interest income.

Interest income from real estate loans increased 26% to $13.1 million for the quarter ended November 30, 2003, from $10.4 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, as well as income in the fourth quarter of 2003 realized from the early payoff of a loan investment that had a guaranteed return, partly offset by the impact of lower interest rates on floating-rate loans. Most of the Company’s floating-rate interest is earned on investments in structured junior participations in short-to-medium term real estate loans (“B-notes”).

During the fourth quarter, the Company funded four additional B-note investments for $108.2 million and received $77.6 million from the payment in full of three B-note investments. Subsequent to the end of the fourth quarter, the Company funded three additional B-notes for $116.5 million. Including these loans, the total investments under the Company’s B-note program will have a face value of $559.5 million, a 47% increase over November 30, 2002.

Real Estate Securities

Earnings before income taxes from real estate securities were $43.5 million for the quarter ended November 30, 2003, compared to $32.4 million for the same period in 2002. This increase was primarily due to higher gains on sales of securities and higher management and servicing fee income, partly offset by lower interest income.

As previously announced, during the third quarter of 2003, the Company sold $420 million face amount of investment grade CMBS through a resecuritization of non-investment grade CMBS investments (LNR CDO 2003-1, the “CDO”). LNR selected $703 million face amount of non-investment grade bonds from its owned portfolio and transferred those bonds to a qualified special purpose entity (“QSPE”). The Company committed to contribute up to $60 million face amount of additional non-investment grade CMBS to the QSPE over a nine-month period. The additional CMBS were identified and transferred to the QSPE in September 2003. As a result of the sale of the investment grade CMBS, the Company recognized a total pre-tax gain of $47.7 million. Due to the timing of the purchase of the $60 million of additional collateral, only $29.3 million of this gain was recognized in the third quarter, and the remaining $18.4 million was recognized in the fourth quarter. In 2002, a pre-tax gain of $45.6 million was recognized on a similar transaction, all in the third quarter.

Additionally, during the fourth quarter, the Company sold one security originally purchased at a substantial discount, at just under par, for a gain of $4.5 million. At the time of LNR’s original investment, this bond was subordinate to the B-rated bonds in the transaction and senior to the unrated bonds, but did not have a rating of its own from the rating agencies. Due to the excellent performance of this securitization and LNR’s efforts as special servicer, the rating agencies upgraded all of the non-investment grade rated bonds in the transaction to investment grade. The bonds originally rated B are currently rated AAA and A+ by Fitch and Standard & Poor’s, respectively. LNR still owns the unrated bonds in this transaction.

Management and servicing fee income increased to $8.5 million for the quarter ended November 30, 2003, from $5.5 million for the same period in 2002, primarily due to increased activity in the Company’s specially serviced portfolio.

Interest income from direct CMBS investments decreased to $18.4 million for the quarter ended November 30, 2003, from $32.5 million for the same period in 2002. This decrease was primarily due to a lower average level of CMBS investments and lower overall yields in the current year. The Company’s annualized cash yield on its fixed-rate CMBS portfolio is approximately 17%. The cash yield on the unrated portion of this portfolio is approximately 29%.

During the quarter ended November 30, 2003, the Company acquired $100.2 million face amount of non-investment grade fixed-rate CMBS for $46.7 million. Subsequent to the end of the quarter, the Company purchased or committed to purchase securities in eleven additional CMBS transactions, two of which it already had an investment in. In these transactions, the Company has acquired or expects to acquire approximately $222.5 million face amount of non-investment grade fixed-rate CMBS for approximately $102.6 million.

Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.4 billion with an amortized cost of approximately $889 million. The rated portion of this portfolio will be approximately $979 million of face value with an amortized cost of approximately $597 million. The unrated portion of this portfolio will be approximately $1.4 billion of face value with an amortized cost of approximately $292 million.

With these new transactions, the Company will have an investment in or be the special servicer for 128 CMBS pools with an aggregate original face amount of approximately $114 billion, compared to 103 CMBS pools with an aggregate original face amount of $83 billion at November 30, 2002.

FISCAL YEAR PERFORMANCE

Real Estate Properties

For the year ended November 30, 2003, real estate property earnings before income taxes were $113.7 million compared to $91.3 million for the same period in 2002.

Equity in earnings of unconsolidated partnerships increased to $54.1 million for the year ended November 30, 2003, from $29.4 million for the same period in 2002. This increase was primarily due to higher earnings from one partnership which is involved in the development of approximately 585 acres of commercial and residential land in Carlsbad, California. The partnership sold 75% of its interest in the land during the first quarter of 2003 for a gain. The increase was also partly due to higher earnings from a partnership in Europe established in mid-2002 and from Lennar Land Partners (“LLP”), a partnership owned 50% by LNR and 50% by Lennar Corporation that is engaged in the acquisition, development and sale of land.

Gains on sales of real estate property assets increased to $60.3 million for the year ended November 30, 2003 (including $43.6 million characterized as earnings from discontinued operations), from $51.5 million for the same period in 2002, reflecting a higher level of property sales activity in 2003.

Net rents decreased to $48.1 million for the year ended November 30, 2003, from $56.6 million for the same period in 2002, as the Company’s stabilized property holdings were reduced since the prior year.

General and administrative expenses related to real estate properties increased to $30.4 million for the year ended November 30, 2003, from $26.9 million for the same period in 2002. This increase was primarily due to the start-up of the Company’s European property operations and to increased personnel and out-of-pocket expenses related to overall growth in the development/repositioning portfolio.

During the third quarter of 2003, the Company received a $24.0 million lease termination fee from a tenant that had originally leased 100% of one of its office buildings for ten years. Approximately $8.9 million of that fee was a recovery of capitalized and deferred costs associated with the lease. The remaining $15.1 million was recorded as other income, while a $15.1 million impairment charge was recorded to reflect the current market value of the building without the tenant. The transaction had no impact on pre-tax earnings. The Company plans to re-lease the building in the future.

Real Estate Loans

For the year ended November 30, 2003, real estate loan earnings before income taxes were $47.5 million compared to $39.2 million for the same period in 2002.

Interest income increased to $49.4 million for the year ended November 30, 2003, from $39.6 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, as well as income in 2003 realized from the early payoff of several loan investments, one that had a guaranteed return and others purchased at discounts. This increase was partly offset by the impact of lower interest rates on floating-rate loans.

Real Estate Securities

For the year ended November 30, 2003, real estate securities earnings before income taxes were $167.9 million compared to $204.6 million for the same period in 2002.

Interest income decreased to $107.3 million for the year ended November 30, 2003, from $139.7 million for the same period in 2002. This decrease was primarily due to lower overall yields in the current year and the early collection of purchase discounts in the prior year due to prepayments on seasoned transactions, offset in part by a higher average level of CMBS investments.

Equity in earnings of unconsolidated partnerships decreased $15.3 million for the year ended November 30, 2003, compared to the same period in 2002. The decline in earnings was primarily due to reduced income from the Madison Square joint venture (“Madison”) because of lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture. At the end of the year, the Company’s 25.8% investment in Madison, which owned $1.2 billion face amount of CMBS at November 30, 2003, was $81.8 million. The Company has received $163.7 million in cash distributions and fees from Madison since its inception on an original investment of $90.1 million.

Management and servicing fee income increased to $35.7 million for the year ended November 30, 2003, from $26.6 million for the same period in 2002, primarily due to increased activity in the Company’s specially serviced portfolio.

For the year ended November 30, 2003, gains on sales of securities were $52.7 million, compared to $47.2 million for the same period in 2002. This increase was partly due to the $4.5 million gain recognized in the fourth quarter of 2003 from one security originally purchased at a substantial discount and sold at just under par and partly due to a higher gain recognized on the resecuritization transaction completed during 2003 compared to the resecuritization transaction completed during 2002.

FINANCING AND CAPITAL STRUCTURE

During the fourth quarter, the Company issued $400 million(1) principal amount of 7.25% senior subordinated notes due 2013 and completed a tender offer to purchase the Company’s outstanding $250 million 10.5% senior subordinated notes due 2009. The proceeds from the sale of the 7.25% notes were used to retire $205 million principal amount of the 10.5% notes at a premium, including $73 million tendered in response to the Company’s tender offer and $132 million purchased in the open market, to reduce senior secured debt and to redeem the $45 million principal amount of 10.5% notes that were not either tendered or purchased by the Company when they become callable in

January 2004. Primarily as a result of the retirement of the 10.5% notes at a premium, the Company recorded a pre-tax charge of $18.3 million to earnings from continuing operations during the quarter ended November 30, 2003, which is included in the “Corporate and Interest” segment. The Company expects to report an additional charge of $3.4 million in the first quarter of 2004 with regard to the redemption of the remaining 10.5% notes at a premium in January 2004.

During the year ending November 30, 2003, the Company issued a total of $985 million(1) principal amount of senior subordinated notes. Of the total amount, $235 million was of 5.5% convertible notes due 2023, $350 million was of 7.625% notes due 2013, and $400 million(1) was the 7.25% notes discussed above. The proceeds from these issuances were used to retire higher coupon, senior subordinated notes with earlier maturities, to purchase Company stock, to pay down senior secured and unsecured debt, most of which can be re-borrowed, and for general corporate purposes. The retirement of outstanding notes resulted in a charge to pre-tax earnings for the year of $28.7 million.

At November 30, 2003, the Company’s available liquidity was at $2.0 billion, the highest level of liquidity it has ever reported. Additionally, at November 30, 2003, the weighted average maturity of the Company’s debt portfolio was at its highest level ever and only 2% of the Company’s debt was scheduled to mature over the next twelve months.

In order to minimize the effects of interest rate risk, the Company has continued its efforts to maintain a highly match-funded balance sheet. At November 30, 2003, 76% of its debt was fixed-rate, 13% was floating-rate but had been swapped to fixed-rate and 3% was match-funded against floating-rate assets. After considering the floating-rate debt that had been swapped or was match-funded, only 8% of the Company’s total debt remained floating-rate. Because floating-rate assets exceeded floating-rate debt, a 100 basis point increase in LIBOR would increase net earnings by $2.6 million, or $0.08 per share diluted.

Interest expense increased by 3% and 9% for the quarter and year ended November 30, 2003, respectively, compared to the same periods in the prior year. For the quarter, the increase was due to slightly higher average interest rates, partly offset by a slight decrease in average debt balances. For the year, the increase was due to higher average debt balances, partly offset by slightly lower average interest rates. The weighted average interest rate on outstanding debt was 6.5% at November 30, 2003, compared to 6.1% at November 30, 2002.

The Company continues to believe that the assets on its balance sheet are conservatively stated relative to fair values. At November 30, 2003, based on internal estimates, asset fair values exceeded their amortized book cost by approximately $463 million. This includes approximately $349 million of excess value that is not reflected on the balance sheet and relates primarily to the real estate property segment. The remainder represents approximately $114 million of estimated fair value in excess of amortized cost related to the available-for-sale CMBS portfolio, which is reflected on the balance sheet, but most of which has not yet been reflected in earnings. After considering this excess value, the Company believes its net asset value per share is over $43(2) at November 30, 2003.

At the end of the quarter, the Company was operating at a 1.27:1 net debt to book equity ratio and at a 1.04:1(2) net debt to equity ratio, if book equity is adjusted to reflect the estimated fair market value in excess of what is on the balance sheet.

Certain statements in this press release may be “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2002, for a further discussion of risks and uncertainties applicable to the Company’s business.

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s fourth quarter results will be held at 11:00 AM EST on January 8, 2004. This call will be broadcast live over the Internet at http://www.firstcallevents.com/service/ajwz395198684gf12.html. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 111277. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com.

(1)	Including $50 million principal amount sold in early December 2003.
(2)	See “Supplemental Disclosures” table.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2003	2002	2003	2002
Revenues
Rental income	$23,395	24,836	100,058	93,708
Management and servicing fees	10,404	6,373	41,227	31,982

Total revenues	33,799	31,209	141,285	125,690

Other operating income
Equity in earnings of unconsolidated partnerships	15,076	12,337	51,974	46,361
Interest income	32,388	42,938	157,893	180,776
Gains on sales of:
Real estate	5,220	22,077	16,742	51,516
Investment securities	22,903	—	52,667	47,221
Lease termination fee	—	—	15,115	—
Other	(155)	(121)	(1,038)	(1,258)

Total other operating income	75,432	77,231	293,353	324,616

Costs and expenses
Cost of rental operations	16,218	15,747	60,431	51,243
General and administrative	22,626	20,559	87,747	77,281
Depreciation	5,197	5,327	21,256	21,395
Impairment of long-lived asset	—	—	15,050	—
Minority interests	(219)	(41)	(226)	1,223
Interest	25,207	23,264	102,254	92,054
Loss on early extinguishment of debt	18,329	—	28,672	—

Total costs and expenses	87,358	64,856	315,184	243,196

Earnings from continuing operations before income taxes	21,873	43,584	119,454	207,110

Income taxes	7,042	14,070	38,285	66,918

Earnings from continuing operations	14,831	29,514	81,169	140,192

Discontinued operations:
(Loss) earnings from operating properties sold or held for sale, net of tax	(106)	891	1,829	3,686
Gains on sales of operating properties, net of tax	4,917	—	26,584	—

Earnings from discontinued operations	4,811	891	28,413	3,686

Net earnings	$19,642	30,405	109,582	143,878

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings - Continued

(In thousands, except per share amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2003	2002	2003	2002
Weighted average shares outstanding:
Basic	28,438	32,459	29,289	33,460
Diluted	30,183	33,548	30,718	34,649

Net earnings per share from continuing operations(1):
Basic	$0.52	0.91	2.77	4.19
Diluted	$0.49	0.88	2.64	4.04

Net earnings per share from discontinued operations(1):
Basic	$0.17	0.03	0.97	0.11
Diluted	$0.16	0.03	0.93	0.11

Net earnings per share (1):
Basic	$0.69	0.94	3.74	4.30
Diluted	$0.65	0.91	3.57	4.15

(1)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	November 30, 2003	November 30, 2002
ASSETS

Cash and cash equivalents	$29,667	5,711
Restricted cash	23,732	2,524
Investment securities	900,334	1,127,313
Mortgage loans, net	462,545	430,255
Operating properties and equipment, net	640,942	585,086
Land held for investment	58,578	56,980
Investments in unconsolidated partnerships	426,576	360,981
Assets held for sale (1)	—	195,363
Other assets	90,640	70,661

Total assets	$2,633,014	2,834,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Accounts payable and other liabilities	$198,305	215,058
Liabilities related to assets held for sale (1)	—	151,976
Mortgage notes and other debts payable	1,382,786	1,339,962

Total liabilities	1,581,091	1,706,996

Minority interests	1,056	1,722

Stockholders’ equity	1,050,867	1,126,156

Total liabilities and stockholders’ equity	$2,633,014	2,834,874

Shares outstanding	29,716	32,973

Stockholders’ equity per share	$35.36	34.15

(1)	Includes amounts related to real estate properties sold or held for sale subsequent to December 1, 2002, which were reclassified as a result of the application of FAS No. 144. See “Supplemental Disclosures” table for details.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for sale include the following:

(In thousands)	November 30, 2003	November 30, 2002
Operating properties and equipment, net	$—	180,541
Other assets	—	14,822

Total	$—	195,363

Liabilities related to assets held for sale include the following:

(In thousands)	November 30, 2003	November 30, 2002
Accounts payable and other liabilities	$—	6,474
Mortgage notes and other debt payable	—	145,502

Total	$—	151,976

RECURRING INCOME(1)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(In thousands)	2003	2002	2003	2002
Consolidated components:
Rental income	$23,395	24,836	100,058	93,708
Cost of rental operations	(16,218)	(15,747)	(60,431)	(51,243)
Interest income	32,388	42,938	157,893	180,776
Management and servicing fees	10,404	6,373	41,227	31,982
Pro rata share of earnings of unconsolidated partnerships	15,223	15,848	46,539	62,496

Recurring income from continuing operations	65,192	74,248	285,286	317,719

Recurring income from discontinued operations	71	3,998	8,542	14,188

Total recurring income(1)	$65,263	78,246	293,828	331,907

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about its operations and along with net income, is useful in understanding its operating results. Recurring income is not a GAAP financial measure and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(In thousands)	2003	2002	2003	2002
Continuing operations:
Earnings	$14,831	29,514	81,169	140,192
Add back:
Income tax expense	7,042	14,070	38,285	66,918
Interest expense	25,207	23,264	102,254	92,054
Depreciation expense	5,197	5,327	21,256	21,395
Amortization expense	2,861	1,466	9,465	5,665
Loss on early extinguishment of debt	18,329	—	28,672	—

EBITDA from continuing operations	73,467	73,641	281,101	326,224

Discontinued operations:
Earnings	4,811	891	28,413	3,686
Add back:
Income tax expense	3,076	570	18,166	2,357
Interest expense	126	1,343	3,093	4,556
Depreciation expense	118	1,194	2,467	3,591

EBITDA from discontinued operations	8,131	3,998	52,139	14,190

EBITDA	$81,598	77,639	333,240	340,414

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. The Company considers EBITDA an important supplemental measure for making decisions and believes it provides relevant information about its operations and the Company’s ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Because of the nature of its business, the Company believes net earnings is the measure of financial performance, calculated in accordance with generally accepted accounting principles, that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities as determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense, amortization expense and loss on early extinguishment of debt) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)	November 30, 2003
Debt	$1,382,786
Less:
Cash and cash equivalents	(29,667)
Section 1031 funds included in restricted cash	(19,505)

Net debt	$1,333,614

Equity	$1,050,867
Fair value adjustment:
Excess of fair value of assets over book value(1)	348,713
Tax effect	(118,562)

	230,151

Equity (adjusted for fair value of assets)	$1,281,018

Net debt to equity	1.27:1	x

Net debt to equity (adjusted for fair value of assets)	1.04:1	x

(1)	Based on management’s internal estimates.

NET ASSET VALUE PER SHARE

(In thousands, except per share amounts)	November 30, 2003
Equity	$1,050,867
Fair value adjustment:
Excess of fair value of assets over book value(1)	348,713
Tax effect	(118,562)

230,151

Equity (adjusted for fair value of assets)	$1,281,018

Shares outstanding	29,716

Net asset value (equity adjusted for fair value of assets) per share	$43.11

(1)	Based on management’s internal estimates.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH FAS No. 144

	Three Months Ended November 30, 2003			Three Months Ended November 30, 2002
(In thousands)	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$23,395	255	23,650	24,836	6,604	31,440
Management and servicing fees	10,404	—	10,404	6,373	—	6,373

Total revenues	33,799	255	34,054	31,209	6,604	37,813

Other operating income
Equity in earnings of unconsolidated partnerships	15,076	—	15,076	12,337	—	12,337
Interest income	32,388	4	32,392	42,938	13	42,951
Gains on sales of:
Real estate	5,220	8,060	13,280	22,077	—	22,077
Investment securities	22,903	—	22,903	—	—	—
Other	(155)	—	(155)	(121)	—	(121)

Total other operating income	75,432	8,064	83,496	77,231	13	77,244

Costs and expenses
Cost of rental operations	16,218	188	16,406	15,747	2,619	18,366
General and administrative	22,626	—	22,626	20,559	—	20,559
Depreciation	5,197	118	5,315	5,327	1,194	6,521
Minority interests	(219)	—	(219)	(41)	—	(41)
Interest	25,207	126	25,333	23,264	1,343	24,607
Loss on early extinguishment of debt	18,329	—	18,329	—	—	—

Total costs and expenses	87,358	432	87,790	64,856	5,156	70,012

Earnings before income taxes	21,873	7,887	29,760	43,584	1,461	45,045
Income taxes	7,042	3,076	10,118	14,070	570	14,640

Earnings from continuing operations	14,831	4,811	19,642	29,514	891	30,405

Discontinued operations:
(Loss) earnings from operating properties sold or held for sale, net of tax	(106)	106	—	891	(891)	—
Gain on sales of operating properties, net of tax	4,917	(4,917)	—	—	—	—

Earnings from discontinued operations	4,811	(4,811)	—	891	(891)	—

Net earnings	$19,642	—	19,642	30,405	—	30,405

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH FAS No. 144

	Twelve Months Ended November 30, 2003			Twelve Months Ended November 30, 2002
(In thousands)	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$100,058	13,295	113,353	93,708	21,718	115,426
Management and servicing fees	41,227	—	41,227	31,982	—	31,982

Total revenues	141,285	13,295	154,580	125,690	21,718	147,408

Other operating income
Equity in earnings of unconsolidated partnerships	51,974	—	51,974	46,361	—	46,361
Interest income	157,893	43	157,936	180,776	43	180,819
Gains on sales of:
Real estate	16,742	43,580	60,322	51,516	—	51,516
Investment securities	52,667	—	52,667	47,221	—	47,221
Lease termination fee	15,115	—	15,115	—	—	—
Other	(1,038)	(2)	(1,040)	(1,258)	1	(1,257)

Total other operating income	293,353	43,621	336,974	324,616	44	324,660

Costs and expenses
Cost of rental operations	60,431	4,796	65,227	51,243	7,573	58,816
General and administrative	87,747	—	87,747	77,281	—	77,281
Depreciation	21,256	2,467	23,723	21,395	3,591	24,986
Impairment of long-lived asset	15,050	—	15,050	—	—	—
Minority interests	(226)	(19)	(245)	1,223	(1)	1,222
Interest	102,254	3,093	105,347	92,054	4,556	96,610
Loss on early extinguishment of debt	28,672	—	28,672	—	—	—

Total costs and expenses	315,184	10,337	325,521	243,196	15,719	258,915

Earnings before income taxes	119,454	46,579	166,033	207,110	6,043	213,153
Income taxes	38,285	18,166	56,451	66,918	2,357	69,275

Earnings from continuing operations	81,169	28,413	109,582	140,192	3,686	143,878

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	1,829	(1,829)	—	3,686	(3,686)	—
Gain on sales of operating properties, net of tax	26,584	(26,584)	—	—	—	—

Earnings from discontinued operations	28,413	(28,413)	—	3,686	(3,686)	—

Net earnings	$109,582	—	109,582	143,878	—	143,878